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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1) *

                                 VITALWORKS INC.
           ----------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                   928483 10 6
           ----------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 928483 10 6            SCHEDULE 13G/A                Page 2 of 5 pages

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1.       Names Of Reporting Persons/ I.R.S. Identification No. Of Above Persons
         (Entities Only)

         JOSEPH M. WALSH
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC Use Only

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4.       Citizenship or Place of Organization

         UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                  5.       Sole Voting Power
     Number of
                           2,884,074
      Shares      --------------------------------------------------------------
                  6.       Shared Voting Power
   Beneficially
                           -0-
      Owned       --------------------------------------------------------------
                  7.       Sole Dispositive Power
     By each
                           2,884,074
    Reporting     --------------------------------------------------------------
                  8.       Shared Dispositive Power
   Person With
                           -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         2,884,074
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         6.4%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
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CUSIP No. 928483 10 6            SCHEDULE 13G/A                Page 3 of 5 pages

--------------------------------------------------------------------------------
Item 1(a).   Name Of Issuer:

             VITALWORKS INC.
--------------------------------------------------------------------------------
Item 1(b).   Address of Issuer's Principal Executive Offices:

             239 ETHAN ALLEN HIGHWAY, RIDGEFIELD, CT  06877
--------------------------------------------------------------------------------
Item 2(a).   Name Of Person Filing:

             JOSEPH M. WALSH
--------------------------------------------------------------------------------
Item 2(b).   Address of Principal Business Office, or, if None, Residence:

             239 ETHAN ALLEN HIGHWAY, RIDGEFIELD, CT  06877
--------------------------------------------------------------------------------
Item 2(c).   Citizenship:

             UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
Item 2(d).   Title of Class of Securities:

             COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
Item 2(e).   CUSIP Number:

             928483 10 6
--------------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)  [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act.

             (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

             (d)  [ ]   Investment company registered under Section 8 of the
                        Investment Company Act of 1940.

             (e)  [ ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

             (f)  [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

             (g)  [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

             (h)  [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

             (i)  [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940;

             (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------
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CUSIP No. 928483 10 6            SCHEDULE 13G/A                Page 4 of 5 pages

Item 4.      Ownership

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.



             (a)  Amount beneficially owned: 2,884,074 SHARES (1)

             (b)  Percent of Class: 6.4% (2)

             (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote 2,884,074 (1)


                  (ii)  Shared power to vote or to direct the vote -0-

                  (iii) Sole power to dispose or direct the disposition of
                        2,884,074 (1)

                  (iv) Shared power to dispose or to direct the disposition of -0-

      (1) BENEFICIAL OWNERSHIP IS AS OF DECEMBER 31, 2003. INCLUDES 1,861,776 SHARES UNDERLYING OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 2003. EXCLUDES 6,421 SHARES AND 103,875 SHARES UNDERLYING OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 2003 HELD BY MR. WALSH'S SPOUSE.

      (2) PERCENTAGE OWNERSHIP IS CALCULATED BASED UPON 43,293,314 SHARES OUTSTANDING AT DECEMBER 31, 2003.

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Item 5.      Ownership of Five Percent or Less of a Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
--------------------------------------------------------------------------------
Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             NOT APPLICABLE.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             NOT APPLICABLE.
--------------------------------------------------------------------------------
Item 8.      Identification and Classification of Members of the Group.

             NOT APPLICABLE.
--------------------------------------------------------------------------------
Item 9.      Notice of Dissolution of Group.

             NOT APPLICABLE.
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Item 10.     Certification.

             NOT APPLICABLE.
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CUSIP No. 928483 10 6            SCHEDULE 13G/A                Page 5 of 5 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 13, 2004
                                         ---------------------------------------
                                                          (Date)

                                                   /s/ Joseph M. Walsh
                                         ---------------------------------------
                                                       (Signature)

                                                     Joseph M. Walsh
                                         ---------------------------------------
                                                          (Name)